Exhibit 99.1

Brooks Automation Appoints Edward C. Grady to CEO Position

CHELMSFORD, Mass., Oct 1, 2004 /PRNewswire-FirstCall via COMTEX/ — Brooks Automation, Inc. (BRKS), which develops and produces hardware, software and systems to enable manufacturing efficiencies for the semiconductor and other complex manufacturing industries, today announced that it has completed the transition of the position of chief executive officer to Edward C. Grady, effective October 1, 2004. As previously announced on June 2, Robert J. Therrien will remain as chairman of the Board of Directors following his retirement as CEO on September 30, 2004.

About Brooks Automation, Inc.

Brooks is a leading worldwide provider of automation solutions to the global semiconductor and related industries. The company’s factory and tool automation hardware, software and professional services can manage every wafer, reticle and data movement in the fab, helping customers improve throughput and yield while reducing both cost and time to market. Brooks products and services are used in virtually every fab in the world as well as by many customers in industries outside of semiconductor manufacturing. For more information, visit http://www.brooks.com.

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Contact:
Mark Chung
Director of Corporate Relations
Brooks Automation, Inc.
(978) 262-2459
mark.chung@brooks.com
www.brooks.com